Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Neurotrope, Inc. on Form S-8 of our report dated April 15, 2014, with respect to our audits of the financial statements of Neurotrope, Inc. as of December 31, 2013 and 2012 and for the years then ended appearing in the Annual Report on Form 10-K of Neurotrope, Inc. for the year ended December 31, 2013.

/s/ Friedman LLP

East Hanover, NJ

November 17, 2014